HomeStreet, Inc. Reports Second Quarter 2016 Results
Net Income of $21.7 Million, or $0.87 per Diluted Share
Core Net Income 1 of $22.4 Million, or $0.90 per Diluted Share
SEATTLE – July 25, 2016 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $21.7 million, or $0.87 per diluted share, for the second quarter of 2016, compared with net income of $6.4 million, or $0.27 per diluted share, for the first quarter of 2016 and $12.4 million, or $0.56 per diluted share, for the second quarter of 2015. Core net income1 for the quarter was $22.4 million, or $0.90 per diluted share, compared with core net income1 of $9.8 million, or $0.41 per diluted share, for the first quarter of 2016 and $14.5 million, or $0.65 per diluted share, for the second quarter of 2015.

Key highlights:

▪	Total assets of $5.94 billion grew $523.9 million, or 9.7%, from $5.42 billion at March 31, 2016

▪	Announced agreement in June 2016 to purchase two retail deposit branches and certain related deposits in Southern California

▪	Announced agreement in May 2016 to purchase two retail deposit branches and related loans and deposits in Lake Oswego, Oregon

▪	Closed offering of $65 million in senior notes in May 2016

▪	During the quarter we opened three home-loan centers and two commercial lending centers
Consolidated results:

▪
Annualized return on average tangible shareholders' equity[1], excluding merger-related items, net of tax, was 17.27% in the second quarter of 2016 compared with 8.08% in the first quarter of 2016 and 13.38% in the second quarter of 2015

▪	Net interest income was $44.5 million in the second quarter of 2016 compared with $40.7 million in the first quarter of 2016 and $38.2 million in the second quarter of 2015

▪
Noninterest income, excluding merger-related items, was $102.5 million in the second quarter of 2016 compared with $71.7 million in the first quarter of 2016 and $73.1 million in the second quarter of 2015

▪
Average interest-earning assets of $5.19 billion increased $556.6 million, or 12.0%, from $4.63 billion in the first quarter of 2016 and increased $919.7 million, or 21.6%, from $4.27 billion in the second quarter of 2015

(1) For notes on non-GAAP financial measures, see pages 9 and 30.

Segment results:

◦	Commercial and Consumer Banking

▪
Segment net income, excluding merger-related items, net of tax in all periods, of $7.7 million for the current quarter compared with $4.9 million for the first quarter of 2016 and $5.0 million for the second quarter of 2015

▪	Loans held for investment, net, of $3.70 billion increased $175.4 million, or 5.0%, from March 31, 2016

▪	Deposits of $4.24 billion increased $416.1 million, or 10.9%, from March 31, 2016

▪	Noninterest-bearing deposits increased $52.7 million, or 12%, from March 31, 2016

▪	Nonperforming assets were $26.4 million, or 0.45% of total assets at June 30, 2016, compared to $23.3 million, or 0.43% of total assets at March 31, 2016

▪	Past due loans excluding U.S. government credit support were $16.3 million, or 0.45% of total such loans at June 30, 2016, compared to $22.1 million, or 0.64% of total such loans at March 31, 2016
◦Mortgage Banking

▪	Segment net income was $14.7 million for the second quarter of 2016 compared with net income of $4.9 million for the first quarter of 2016 and net income of $9.5 million for the second quarter of 2015

▪
Mortgage Banking segment net gain on mortgage loan origination and sale activities was $81.0 million in the second quarter of 2016 compared with $59.5 million in the first quarter of 2016 and $67.5 million in the second quarter of 2015

▪	Single family mortgage interest rate lock commitments were $2.36 billion, up 30.9% from $1.80 billion in the first quarter of 2016 and up 25.4% from $1.88 billion in the second quarter of 2015

▪	Single family mortgage closed loan volume was $2.26 billion, up 43.8% from $1.57 billion in the first quarter of 2016 and up 11.8% from $2.02 billion in the second quarter of 2015

▪	The portfolio of single family loans serviced for others increased to $17.07 billion at June 30, 2016, up 6.8% from $15.98 billion at March 31, 2016 and up 31.5% from $12.98 billion at June 30, 2015

▪
For the second quarter of 2016, HomeStreet was the number one originator by volume of purchase mortgages in the Puget Sound region, based on the combined originations of HomeStreet and loans originated through an affiliated business arrangement known as WMS Series LLC

“We are extremely pleased with our results for the second quarter,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “We achieved strong earnings growth in our commercial and consumer banking segment and record interest rate lock commitments, closed loan volume, and gain on sale volume in our mortgage banking segment. Importantly, strong revenue growth in both of our segments more than offset core expense increases driving improved core operating efficiencies. Our net income, excluding merger-related items, net of tax, was $22.4 million, representing an annualized core return on average assets of 1.6% and core return on tangible equity of 17.3%. Total assets grew $523.9 million, or 10.0%, to $5.9 billion during the quarter and asset quality continued to remain strong with nonperforming assets at 0.45% of total assets.”

Continuing our strategy of organic and acquisition driven growth, in May, we signed an agreement to acquire both of the branches and the loans and deposits from the Bank of Oswego located in Lake Oswego, Oregon. We expect to close that transaction in the third quarter of 2016. Additionally, in June, we signed an agreement to acquire two branches and certain related deposits in southern California from Boston Private Bank and Trust, which is expected to close in the fourth quarter of 2016. We also opened three home-loan centers in Washington and southern California and two commercial lending offices in southern California. In May we completed a $65 million offering of senior notes to support our growth.”

Consolidated Results of Operations
Net Interest Income
Net interest income in the second quarter of 2016 was $44.5 million, up $3.8 million, or 9.3%, from the first quarter of 2016 and up $6.3 million, or 16.4%, from the second quarter of 2015 primarily as a result of growth in average interest-earning assets, partially offset by a reduction in net interest margin, on a tax equivalent basis, to 3.48% compared with 3.55% in the first quarter of 2016 and 3.63% in the second quarter of 2015. The decrease in our net interest margin was primarily due to higher costs of interest-bearing funds, mostly the result of our May 2016 issuance of $65 million in 6.5% senior notes.
Total average interest-earning assets in the second quarter of 2016 increased $556.6 million, or 12.0%, from the first quarter of 2016 primarily due to an 8.2% increase in average balances of loans held for investment and a 22.5% increase in average balances of investment securities primarily resulting from the investment of the net proceeds from our senior notes offering until redeployed to support future loan growth. Total average interest-earning assets increased 21.6% from the second quarter of 2015 due to overall growth in the Company, both organically and through merger activities.
Noninterest Income
Noninterest income, excluding merger-related items, in the second quarter of 2016 was $102.5 million, up $30.8 million, or 42.9%, from $71.7 million in the first quarter of 2016 and up $29.4 million, or 40.3%, from $73.1 million in the second quarter of 2015. The increase in noninterest income compared to the prior quarter was primarily due to a $24.4 million increase in net gain on mortgage origination and sale activities resulting from a 30.9% increase in single family rate lock volume and a $5.1 million increase in mortgage servicing income. The increase in noninterest income compared to the second quarter of 2015 was primarily due to a $15.7 million increase in net gain on mortgage origination and sale activities resulting from a 25.4% increase in single family rate lock volume and an $11.4 million increase in mortgage servicing income.

Noninterest Expense
Noninterest expense for the second quarter of 2016 was $111.0 million compared with $101.4 million for the first quarter of 2016 and $92.3 million for the second quarter of 2015. Included in noninterest expense for these periods were merger-related expenses of $1.0 million for the second quarter of 2016, $5.2 million for the first quarter of 2016 and $3.2 million for the second quarter of 2015. Excluding merger-related expenses, noninterest expense for the second quarter of 2016 was $110.0 million compared with $96.2 million for the first quarter of 2016 and $89.1 million for the second quarter of 2015. The increases in noninterest expense, excluding merger-related items, of $13.9 million, or 14.4%, from the first quarter of 2016 and $20.9 million, or 23.4%, from the second quarter of 2015 were primarily due to increased commissions on higher closed loan volume, as well as salary and related costs and other expenses related to growth of the Company, both organically and through merger activities.
As of June 30, 2016, we had 2,335 full-time equivalent employees, a 3.1% increase from 2,264 employees as of March 31, 2016, and a 18.9% increase from 1,964 employees as of June 30, 2015. During the twelve-month period ended June 30, 2016, we added nine home loan centers, six commercial lending centers and seven retail deposit branches to bring our total home loan centers to 68, commercial loan centers to ten and our total retail deposit branches to 48.
Income Taxes
For the second quarter of 2016, income tax provision was $13.1 million with an effective tax rate of 37.6% (inclusive of discrete items) compared with a provision of $3.2 million for the first quarter of 2016 and $6.0 million for the second quarter of 2015.
For the first six months of 2016, income tax provision was $16.3 million with an effective tax rate of 36.7% (inclusive of discrete items) compared to a provision of $9.3 million for the first six months of 2015.
Our effective income tax rate for the second quarter of 2016 differs from the Federal statutory tax rate of 35% primarily due to the impact of state income taxes, tax-exempt interest income and low-income tax credit investments.
Business Segments
Commercial and Consumer Banking Segment

In addition to our first quarter acquisition of Orange County Business Bank ("OCBB"), reflecting our continued expansion initiatives, we recently announced agreements to purchase two retail bank branches and certain related deposits in Southern California and two retail bank branches and related deposits and loans in Lake Oswego, Oregon.
Segment net income was $7.1 million in the second quarter of 2016 compared with net income of $1.5 million in the first quarter of 2016 and net income of $2.9 million in the second quarter of 2015. Excluding merger-related items, net of tax, in all periods, net income was $7.7 million in the second quarter of 2016, representing 34.6% of consolidated net income, compared with net income of $4.9 million in the first quarter of 2016 and net income of $5.0 million in the second quarter of 2015.
The $2.8 million increase in segment net income, excluding merger-related items, net of tax, in the quarter compared to the first quarter of 2016 was due to a $3.5 million increase in noninterest income from higher commercial net gain on loan origination and sale activities and a $2.7 million increase in net interest income resulting from higher average balances of interest-earning assets, partially offset by a $1.6 million increase in noninterest expense resulting from the expansion of our commercial and consumer banking activities.

The $2.7 million increase in segment net income, excluding merger-related items, net of tax, in the quarter compared to the second quarter of 2015 was primarily due to a $7.7 million increase in net interest income resulting from higher average balances of interest-earning assets, partially offset by a $7.0 million increase in noninterest expense. These increases were the combined result of merger activities and organic growth.
We recorded a $1.1 million provision for credit losses in the second quarter of 2016 compared with a provision of $1.4 million in the first quarter of 2016 and $500 thousand in the second quarter of 2015.
Loans Held for Investment
Loans held for investment, net, were $3.70 billion at June 30, 2016, an increase of $175.4 million, or 5.0%, from March 31, 2016 and an increase of $798.3 million, or 27.5%, from June 30, 2015. Included in the increase from June 30, 2015 are $125.8 million of loans from the OCBB acquisition. New loan commitments in the second quarter of 2016 totaled $669.1 million and originations totaled $439.9 million. During the quarter, new commitments included $141.6 million of consumer loans, $220.6 million of commercial real estate and multifamily permanent loans, $32.1 million of commercial business loans and $274.8 million of construction loans, including $172.3 million in residential construction, $53.7 million in single family custom construction and $48.8 million in multifamily construction.
Asset Quality
Reflecting continued strength in asset quality, nonaccrual loans decreased $267 thousand at June 30, 2016 compared to March 31, 2016. Delinquent loans of $59.3 million, or 1.59% of total loans at June 30, 2016, decreased from $68.8 million, or 1.94% of total loans at March 31, 2016. Total non-performing assets increased $3.2 million at June 30, 2016 compared to March 31, 2016 due to a $3.4 million increase in other real estate owned. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans and Small Business Administration ("SBA")-guaranteed loans, delinquent loans were $16.3 million, or 0.45% of total such loans at June 30, 2016, compared to $22.1 million, or 0.64% of total such loans at March 31, 2016.
The allowance for loan losses was $32.7 million at June 30, 2016 compared with $31.3 million at March 31, 2016 and $25.8 million at June 30, 2015. The allowance for loan losses as a percentage of loans held for investment was 0.88% at June 30, 2016, March 31, 2016 and June 30, 2015. Excluding acquired loans, which were recorded at a net discount at the time of acquisition, the allowance for loan losses as a percentage of total loans was 1.03% at June 30, 2016, compared with 1.07% at March 31, 2016 and 1.12% at June 30, 2015. Net recoveries in the second quarter of 2016 totaled $478 thousand, compared with net recoveries of $364 thousand in the first quarter of 2016 and net recoveries of $320 thousand in the second quarter of 2015.
Deposits
Deposit balances were $4.24 billion at June 30, 2016 compared with $3.82 billion at March 31, 2016 and $3.32 billion at June 30, 2015. Included in the increase from June 30, 2015 were $126.5 million in deposits from the OCBB acquisition. Transaction and savings deposits increased $197.0 million, or 7.9%, from March 31, 2016, while certificates of deposit increased $237.7 million, or 26.4%, during the same period.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense was $34.1 million for the second quarter of 2016 compared with $36.6 million for the first quarter of 2016 and $29.3 million for the second quarter of 2015. Included in noninterest expense for these periods were merger-related expenses of $1.0 million, $5.2 million and $3.2 million, respectively. Excluding the merger-related expenses in all periods, noninterest expense increased primarily due to the continued growth of our commercial real estate and commercial business lending units and the expansion of our branch banking network. During 2015 and 2016, we launched a new division of HomeStreet Bank, HomeStreet Commercial Capital, a commercial real estate lending group based in Orange County, California serving customers in the western U.S. and added a team specializing in

U.S. Small Business Administration ("SBA") lending also located in Orange County, California, opened seven commercial lending centers, acquired eight retail deposit branches in California and one retail deposit branch in Eastern Washington and opened six de novo retail deposit branches in the Seattle area, California and Hawaii.
Mortgage Banking Segment
Segment net income was $14.7 million in the second quarter of 2016, compared with $4.9 million in the first quarter of 2016 and $9.5 million in the second quarter of 2015. The $9.8 million and $5.1 million increases in net income from the first quarter of 2016 and the second quarter of 2015, respectively, were primarily due to higher net gain on single family mortgage loan origination and sale activities resulting from higher interest rate lock commitments, partially offset by higher noninterest expense resulting from the continued growth and expansion of our mortgage banking segment and increased costs resulting from new regulatory and disclosure requirements for the mortgage industry.
Mortgage Origination for Sale
Single family mortgage interest rate lock and forward sale commitments, net of estimated fallout, totaled $2.36 billion in the second quarter of 2016, an increase of $558.0 million, or 30.9%, from $1.80 billion in the first quarter of 2016 and an increase of $478.7 million, or 25.4%, from $1.88 billion in the second quarter of 2015. These increases in nearly all aspects of this category were primarily the result of seasonality and the low mortgage interest rate environment in the period as well as the impact of our expansion of mortgage production staff in existing and new markets.
Single family closed loan volume designated for sale was $2.26 billion in the second quarter of 2016, up $688.5 million, or 43.8%, from $1.57 billion in the first quarter of 2016 and up $238.9 million, or 11.8%, from $2.02 billion in the second quarter of 2015. At June 30, 2016, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $1.72 billion, compared with $1.45 billion at March 31, 2016 and $1.65 billion at June 30, 2015.
The volume of interest rate lock and forward sale commitments was higher than closed loans designated for sale by 4.4% this quarter, which positively affects reported earnings, as a majority of mortgage revenue is recognized at interest rate lock while a majority of origination costs, including commissions, are recognized upon closing. If rate lock and forward sale commitments during the quarter would have equaled our reported closed loan volume, it would have resulted in lower gain on loan origination and sale revenue. Similarly, if closed loan volume had been the same as our reported interest rate lock and forward sale commitments, income would have been lower as a result of higher variable costs.
Net gain on single family mortgage loan origination and sale activities in the second quarter of 2016 was $81.0 million compared with $59.5 million in the first quarter of 2016 and $67.5 million in the second quarter of 2015.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, we analyze the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the second quarter of 2016 was 347 basis points, compared with 336 basis points in the first quarter of 2016 and 347 basis points in the second quarter of 2015.
Mortgage Servicing
Single family mortgage servicing income in the second quarter of 2016 was $12.0 million, comprised of $3.8 million of net servicing income and $8.2 million of risk management results. Mortgage servicing income increased $4.6 million, or 63.3%, from $7.3 million in the first quarter of 2016 and increased $10.8 million, or 920.4%, from $1.2 million in the second quarter of 2015. The increase from the first quarter of 2016 was primarily the result of improved risk management results. The increase from the second quarter of 2015 was due to improved risk management results and higher servicing fee income.
Single family mortgage servicing fees collected in the second quarter of 2016 increased $442 thousand, or 4.0%, from the first quarter of 2016 and increased $2.6 million, or 29.2%, from the second quarter of 2015. The increases were primarily due to higher average balances of loans serviced for others. Our portfolio of single family loans serviced for others was $17.07 billion at June 30, 2016 compared with $15.98 billion at March 31, 2016 and $12.98 billion at June 30, 2015.
Noninterest Expense
Mortgage Banking segment noninterest expense of $76.9 million increased $12.2 million, or 18.9%, from the first quarter of 2016 and increased $13.9 million, or 22.0%, from the second quarter of 2015, primarily due to increased commissions, salary, insurance, and benefit costs on higher closed loan volume, the continued expansion of offices in new markets, and increased costs resulting from new regulatory and disclosure requirements for the mortgage industry.
Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, July 26, 2016 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Melba A. Bartels, Senior Executive Vice President and CFO, will discuss second quarter 2016 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10087847 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10087847.

The information to be discussed in the conference call will be available on the company's web site after the market closes on Monday, July 25, 2016.
About HomeStreet
Now in its 96th year HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA). Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with our ability to expand our banking operations geographically and across market sectors, complete our recently announced branch acquisitions, which remain subject to certain closing conditions, integrate our recent and pending acquisitions, grow our franchise and capitalize on market opportunities, meet the growth targets that management has set for the Company, maintain our position in the industry and generate positive net income and cash flow. These limitations and risks include without limitation changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data and our information systems, our ability to maintain compliance with applicable laws and regulations, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. The pending branch acquisitions, if closed, may require significant management attention, and, along with other recent transactions, including our merger with Orange County Business Bank in the first quarter of 2016, may fall short of anticipated size, value and financial and operational results. We may not realize the benefits expected from our pending and recently completed bank and branch acquisitions in the anticipated time frame (or at all), and integration of acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2015 has been derived from our audited financial statements for the year then ended as included in our 2015 Form 10-K. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2015, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of quarter-to-date fiscal 2016 net income to the corresponding periods of fiscal 2015. We believe this information is useful to investors who are seeking to exclude the after-tax impact of merger-related expenses and a bargain purchase gain, both of which we recorded in connection with our mergers with Simplicity Bancorp on March 1, 2015 and OCBB on February 1, 2016 and with our acquisition of a retail deposit branch in Dayton, Washington on December 11, 2015. We also have presented adjusted expenses, which eliminate costs incurred in connection with the mergers. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate merger-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We also have disclosed tangible equity ratios, return on average tangible shareholders’ equity and tangible book value per share of common stock which are non-GAAP financial measures. Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain merger-related revenues and expenses that may not be indicative of our expected recurring results of operations. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.
For more information on these non-GAAP financial measures, see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of this release.

Source: HomeStreet, Inc.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Jun. 30, 2016	Jun. 30, 2015

Income statement data (for the period ended):
Net interest income	$44,482	$40,691	$39,740	$39,634	$38,230	$85,173	$68,964
Provision for credit losses	1,100	1,400	1,900	700	500	2,500	3,500
Noninterest income	102,476	71,708	65,409	67,468	72,987	174,184	148,360
Noninterest expense	111,031	101,353	92,725	92,026	92,335	212,384	181,817
Merger-related expenses (included in noninterest expense)	1,025	5,198	754	437	3,208	6,223	15,373
Income before taxes	34,827	9,646	10,524	14,376	18,382	44,473	32,007
Income tax expense	13,078	3,239	1,846	4,415	6,006	16,317	9,327
Net income	$21,749	$6,407	$8,678	$9,961	$12,376	$28,156	$22,680
Basic earnings per common share	$0.88	$0.27	$0.39	$0.45	$0.56	$1.16	$1.16
Diluted earnings per common share	$0.87	$0.27	$0.39	$0.45	$0.56	$1.15	$1.14
Common shares outstanding	24,821,349	24,550,219	22,076,534	22,061,702	22,065,249	24,821,349	22,065,249
Weighted average number of shares outstanding:
Basic	24,708,375	23,676,506	22,050,022	22,035,317	22,028,539	24,192,441	19,593,421
Diluted	24,911,919	23,877,376	22,297,183	22,291,810	22,292,734	24,394,648	19,823,905
Shareholders' equity per share	$22.55	$21.55	$21.08	$20.87	$20.29	$22.55	$20.29
Tangible book value per share (1)	$21.38	$20.37	$20.16	$19.95	$19.35	$21.38	$19.35

Financial position (at period end):
Cash and cash equivalents	$45,229	$46,356	$32,684	$37,303	$46,197	$45,229	$46,197
Investment securities	928,364	687,081	572,164	602,018	509,545	928,364	509,545
Loans held for sale	772,780	696,692	650,163	882,319	972,183	772,780	972,183
Loans held for investment, net	3,698,959	3,523,551	3,192,720	3,012,943	2,900,675	3,698,959	2,900,675
Mortgage servicing rights	147,266	148,851	171,255	146,080	153,237	147,266	153,237
Other real estate owned	10,698	7,273	7,531	8,273	11,428	10,698	11,428
Total assets	5,941,178	5,417,252	4,894,495	4,975,653	4,866,248	5,941,178	4,866,248
Deposits	4,239,155	3,823,027	3,231,953	3,307,693	3,322,653	4,239,155	3,322,653
FHLB advances	878,987	883,574	1,018,159	1,025,745	922,832	878,987	922,832
Shareholders’ equity	$559,603	$529,132	$465,275	$460,458	$447,726	$559,603	$447,726

Financial position (averages):
Investment securities	$766,248	$625,695	$584,519	$539,330	$506,904	$695,971	$484,955
Loans held for investment	3,677,361	3,399,479	3,120,644	2,975,624	2,861,223	3,538,420	2,617,347
Total interest-earning assets	5,186,131	4,629,507	4,452,326	4,394,557	4,266,382	4,907,819	3,872,206
Total interest-bearing deposits	3,072,314	2,734,975	2,587,125	2,573,512	2,626,925	2,903,645	2,417,420
Federal Home Loan Bank advances	946,488	896,726	987,803	887,711	783,801	921,607	650,620
Federal funds purchased and securities sold under agreements to repurchase	—	—	100	—	4,336	—	22,932
Total interest-bearing liabilities	4,110,208	3,693,558	3,636,885	3,523,080	3,476,919	3,901,883	3,152,829
Shareholders’ equity	$548,080	$510,883	$470,635	$460,489	$455,721	$529,482	$413,102
Other data:
Full-time equivalent employees (ending)	2,335	2,264	2,139	2,100	1,964	2,335	1,964

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Jun. 30, 2016	Jun. 30, 2015

Financial performance:
Return on average shareholders’ equity(2)	15.87%	5.02%	7.38%	8.65%	10.86%	10.64%	10.98%
Return on average shareholders’ equity, excluding merger-related expenses (net of tax) and bargain purchase gain(1)(2)	16.36%	7.66%	7.47%	8.21%	12.76%	12.16%	12.64%
Return on average tangible shareholders' equity, excluding merger-related expenses (net of tax) and bargain purchase gain (1)	17.27%	8.08%	7.80%	8.59%	13.38%	12.84%	13.24%
Return on average assets	1.54%	0.51%	0.71%	0.83%	1.06%	1.06%	1.07%
Return on average assets, excluding merger-related expenses (net of tax) and bargain purchase gain(1)	1.59%	0.78%	0.72%	0.78%	1.25%	1.21%	1.23%
Net interest margin (3)	3.48%	3.55%	3.61%	3.67%	3.63%	3.52%	3.62%
Efficiency ratio (4)	75.55%	90.17%	88.18%	85.92%	83.02%	81.89%	83.66%
Core efficiency ratio (1)(5)	74.86%	85.55%	87.79%	86.16%	80.08%	79.49%	78.97%
Asset quality:
Allowance for credit losses	$34,001	$32,423	$30,659	$27,887	$26,448	$34,001	$26,448
Allowance for loan losses/total loans(6)	0.88%	0.88%	0.91%	0.89%	0.88%	0.88%	0.88%
Allowance for loan losses/nonaccrual loans	207.41%	195.51%	170.54%	138.27%	120.97%	207.41%	120.97%
Total nonaccrual loans(7)(8)	$15,745	$16,012	$17,168	$19,470	$21,308	$15,745	$21,308
Nonaccrual loans/total loans	0.42%	0.45%	0.53%	0.64%	0.73%	0.42%	0.73%
Other real estate owned	$10,698	$7,273	$7,531	$8,273	$11,428	$10,698	$11,428
Total nonperforming assets(8)	$26,443	$23,285	$24,699	$27,743	$32,736	$26,443	$32,736
Nonperforming assets/total assets	0.45%	0.43%	0.50%	0.56%	0.67%	0.45%	0.67%
Net (recoveries) charge-offs	$(478)	$(364)	$(872)	$(739)	$(320)	$(842)	$(424)

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Six Months Ended
(dollars in thousands, except share data)	Jun. 30, 2016		Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Jun. 30, 2016		Jun. 30, 2015

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	10.28%	(9)	10.17%	9.46%	9.69%	9.46%	10.28%	(9)	9.46%
Tier 1 common equity risk-based capital (to risk-weighted assets)	13.52%	(9)	13.09%	13.04%	13.35%	13.17%	13.52%	(9)	13.17%
Tier 1 risk-based capital (to risk-weighted assets)	13.52%	(9)	13.09%	13.04%	13.35%	13.17%	13.52%	(9)	13.17%
Total risk-based capital (to risk-weighted assets)	14.33%	(9)	13.93%	13.92%	14.15%	13.97%	14.33%	(9)	13.97%
Risk-weighted assets	$4,218,707		$3,846,203	$3,490,539	$3,454,777	$3,306,325	$4,218,707		$3,306,325
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.88%	(9)	10.50%	9.95%	10.00%	9.87%	9.88%		9.87%
Tier 1 common equity risk-based capital (to risk-weighted assets)	10.31%	(9)	10.60%	10.52%	10.65%	10.66%	10.31%		10.66%
Tier 1 risk-based capital (to risk-weighted assets)	11.51%	(9)	11.89%	11.94%	12.09%	12.02%	11.51%		12.02%
Total risk-based capital (to risk-weighted assets)	12.22%	(9)	12.63%	12.70%	12.79%	12.72%	12.22%		12.72%
Risk-weighted assets	$4,778,947		$4,383,271	$4,020,264	$3,950,823	$3,793,345	$4,778,947		$3,793,345

(1)
Tangible equity ratios, tangible book value per share of common stock, return on average shareholders' equity, return on average assets and core efficiency ratios are non-GAAP financial measures. For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders excluding merger-related expenses (net of tax) and bargain purchase gain (annualized) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for merger-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 1.03%, 1.07%, 1.10%, 1.11% and 1.12% at June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015 and June 30, 2015, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(8)
Includes $2.6 million, $2.6 million, $1.2 million, $1.5 million and $1.2 million of nonperforming loans guaranteed by the SBA at June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015 and June 30, 2015, respectively.

(9)	Regulatory capital ratios at June 30, 2016 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operation

	Three Months Ended June 30,		%	Six Months Ended June 30,		%
(in thousands, except share data)	2016	2015	Change	2016	2015	Change

Interest income:
Loans	$47,262	$38,944	21%	$89,996	$70,591	27%
Investment securities	4,002	3,278	22	7,055	5,672	24
Other	27	218	(88)	294	423	(30)
	51,291	42,440	21	97,345	76,686	27
Interest expense:
Deposits	4,449	3,005	48	8,018	5,587	44
Federal Home Loan Bank advances	1,462	906	61	2,881	1,518	90
Federal funds purchased and securities sold under agreements to repurchase	—	3	(100)	—	8	(100)
Long-term debt	823	272	203	1,134	537	111
Other	75	24	213	139	72	93
	6,809	4,210	62	12,172	7,722	58
Net interest income	44,482	38,230	16	85,173	68,964	24
Provision for credit losses	1,100	500	120	2,500	3,500	(29)
Net interest income after provision for credit losses	43,382	37,730	15	82,673	65,464	26
Noninterest income:
Net gain on mortgage loan origination and sale activities	85,630	69,974	22	146,893	131,861	11
Mortgage servicing income	13,182	1,831	620	21,311	6,128	248
Income from WMS Series LLC	1,164	484	140	1,300	1,048	24
Depositor and other retail banking fees	1,652	1,399	18	3,247	2,538	28
Insurance agency commissions	370	291	27	764	706	8
Gain on sale of investment securities available for sale	62	—	NM	97	—	NM
Bargain purchase gain (adjustment)	—	(79)	(100)	—	6,549	(100)
Other	416	(913)	(146)	572	(470)	(222)
	102,476	72,987	40	174,184	148,360	17
Noninterest expense:
Salaries and related costs	75,167	61,654	22	142,451	119,247	19
General and administrative	16,739	13,955	20	32,261	26,780	20
Amortization of core deposit intangibles	525	547	(4)	1,057	883	20
Legal	605	577	5	1,048	1,044	—
Consulting	1,177	813	45	2,849	6,378	(55)
Federal Deposit Insurance Corporation assessments	784	861	(9)	1,500	1,386	8
Occupancy	7,513	6,107	23	14,668	11,947	23
Information services	8,447	7,714	10	15,981	13,834	16
Net cost from operation and sale of other real estate owned	74	107	(31)	569	318	79
	111,031	92,335	20	212,384	181,817	17
Income before income taxes	34,827	18,382	89	44,473	32,007	39
Income tax expense	13,078	6,006	118	16,317	9,327	75
NET INCOME	$21,749	$12,376	76	$28,156	$22,680	24

Basic income per share	$0.88	$0.56	57	$1.16	$1.16	—
Diluted income per share	$0.87	$0.56	55	$1.15	$1.14	1
Basic weighted average number of shares outstanding	24,708,375	22,028,539	12	24,192,441	19,593,421	23
Diluted weighted average number of shares outstanding	24,911,919	22,292,734	12	24,394,648	19,823,905	23
NM=not meaningful

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter Ended
(in thousands, except share data)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Interest income:
Loans	$47,262	$42,734	$41,018	$41,012	$38,944
Investment securities	4,002	3,053	3,164	2,754	3,278
Other	27	267	256	224	218
	51,291	46,054	44,438	43,990	42,440
Interest expense:
Deposits	4,449	3,569	3,145	3,069	3,005
Federal Home Loan Bank advances	1,462	1,419	1,192	958	906
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	3
Long-term debt	823	311	289	278	272
Other	75	64	72	51	24
	6,809	5,363	4,698	4,356	4,210
Net interest income	44,482	40,691	39,740	39,634	38,230
Provision for credit losses	1,100	1,400	1,900	700	500
Net interest income after provision for credit losses	43,382	39,291	37,840	38,934	37,730
Noninterest income:
Net gain on mortgage loan origination and sale activities	85,630	61,263	46,642	57,885	69,974
Mortgage servicing income	13,182	8,129	13,535	4,768	1,831
Income from WMS Series LLC	1,164	136	196	380	484
Depositor and other retail banking fees	1,652	1,595	1,642	1,701	1,399
Insurance agency commissions	370	394	499	477	291
Gain on sale of investment securities available for sale	62	35	1,404	1,002	—
Bargain purchase gain (adjustment)	—	—	381	796	(79)
Other	416	156	1,110	459	(913)
	102,476	71,708	65,409	67,468	72,987
Noninterest expense:
Salaries and related costs	75,167	67,284	60,349	60,991	61,654
General and administrative	16,739	15,522	15,699	14,342	13,955
Amortization of core deposit intangibles	525	532	514	527	547
Legal	605	443	895	868	577
Consulting	1,177	1,672	671	166	813
Federal Deposit Insurance Corporation assessments	784	716	683	504	861
Occupancy	7,513	7,155	6,903	6,077	6,107
Information services	8,447	7,534	7,061	8,159	7,714
Net (income) cost from operation and sale of other real estate owned	74	495	(50)	392	107
	111,031	101,353	92,725	92,026	92,335
Income before income tax expense	34,827	9,646	10,524	14,376	18,382
Income tax expense	13,078	3,239	1,846	4,415	6,006
NET INCOME	$21,749	$6,407	$8,678	$9,961	$12,376

Basic income per share	$0.88	$0.27	$0.39	$0.45	$0.56
Diluted income per share	$0.87	$0.27	$0.39	$0.45	$0.56
Basic weighted average number of shares outstanding	24,708,375	23,676,506	22,050,022	22,035,317	22,028,539
Diluted weighted average number of shares outstanding	24,911,919	23,877,376	22,297,183	22,291,810	22,292,734

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Jun. 30, 2016	Dec. 31, 2015	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $2,557 and $2,079)	$45,229	$32,684	38%
Investment securities (includes $890,356 and $541,151 carried at fair value)	928,364	572,164	62
Loans held for sale (includes $716,913 and $632,273 carried at fair value)	772,780	650,163	19
Loans held for investment (net of allowance for loan losses of $32,656 and $29,278; includes $22,362 and $21,544 carried at fair value)	3,698,959	3,192,720	16
Mortgage servicing rights (includes $130,900 and $156,604 carried at fair value)	147,266	171,255	(14)
Other real estate owned	10,698	7,531	42
Federal Home Loan Bank stock, at cost	40,414	44,342	(9)
Premises and equipment, net	67,884	63,738	7
Goodwill	19,846	11,521	72
Other assets	209,738	148,377	41
Total assets	$5,941,178	$4,894,495	21
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,239,155	$3,231,953	31
Federal Home Loan Bank advances	878,987	1,018,159	(14)
Accounts payable and other liabilities	138,307	117,251	18
Long-term debt	125,126	61,857	102
Total liabilities	5,381,575	4,429,220	22
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000 shares
Issued and outstanding, 24,821,349 shares and 22,076,534 shares	511	511	—
Additional paid-in capital	276,303	222,328	24
Retained earnings	273,041	244,885	11
Accumulated other comprehensive income (loss)	9,748	(2,449)	(498)
Total shareholders’ equity	559,603	465,275	20
Total liabilities and shareholders’ equity	$5,941,178	$4,894,495	21%

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Assets:
Cash and cash equivalents	$45,229	$46,356	$32,684	$37,303	$46,197
Investment securities	928,364	687,081	572,164	602,018	509,545
Loans held for sale	772,780	696,692	650,163	882,319	972,183
Loans held for investment, net	3,698,959	3,523,551	3,192,720	3,012,943	2,900,675
Mortgage servicing rights	147,266	148,851	171,255	146,080	153,237
Other real estate owned	10,698	7,273	7,531	8,273	11,428
Federal Home Loan Bank stock, at cost	40,414	40,548	44,342	44,652	40,742
Premises and equipment, net	67,884	67,323	63,738	60,544	58,111
Goodwill	19,846	20,366	11,521	11,945	11,945
Other assets	209,738	179,211	148,377	169,576	162,185
Total assets	$5,941,178	$5,417,252	$4,894,495	$4,975,653	$4,866,248
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,239,155	$3,823,027	$3,231,953	$3,307,693	$3,322,653
Federal Home Loan Bank advances	878,987	883,574	1,018,159	1,025,745	922,832
Accounts payable and other liabilities	138,307	119,662	117,251	119,900	111,180
Long-term debt	125,126	61,857	61,857	61,857	61,857
Total liabilities	5,381,575	4,888,120	4,429,220	4,515,195	4,418,522
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	276,303	273,168	222,328	222,047	221,551
Retained earnings	273,041	251,292	244,885	236,207	226,246
Accumulated other comprehensive income (loss)	9,748	4,161	(2,449)	1,693	(582)
Total shareholders’ equity	559,603	529,132	465,275	460,458	447,726
Total liabilities and shareholders’ equity	$5,941,178	$5,417,252	$4,894,495	$4,975,653	$4,866,248

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended June 30,
	2016			2015
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$37,572	$27	0.28%	$36,295	$17	0.19%
Investment securities	766,248	4,677	2.44%	506,904	3,922	3.10%
Loans held for sale	704,950	6,565	3.73%	861,960	7,952	3.69%
Loans held for investment	3,677,361	40,727	4.42%	2,861,223	31,036	4.34%
Total interest-earning assets	5,186,131	51,996	4.00%	4,266,382	42,927	4.03%
Noninterest-earning assets (2)	451,116			403,591
Total assets	$5,637,247			$4,669,973
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$456,461	489	0.43%	$266,937	329	0.49%
Savings accounts	299,103	255	0.34%	311,188	277	0.36%
Money market accounts	1,286,570	1,589	0.50%	1,147,641	1,240	0.43%
Certificate accounts	1,030,180	2,191	0.86%	901,159	1,184	0.53%
Total interest-bearing deposits	3,072,314	4,524	0.59%	2,626,925	3,030	0.46%
FHLB advances	946,488	1,462	0.62%	783,801	906	0.46%
Federal funds purchased and securities sold under agreements to repurchase	—	—	—%	4,336	2	0.22%
Long-term debt	91,406	823	3.62%	61,857	272	1.76%
Total interest-bearing liabilities	4,110,208	6,809	0.67%	3,476,919	4,210	0.49%
Noninterest-bearing liabilities	978,959			737,333
Total liabilities	5,089,167			4,214,252
Shareholders’ equity	548,080			455,721
Total liabilities and shareholders’ equity	$5,637,247			$4,669,973
Net interest income (3)		$45,187			$38,717
Net interest spread			3.33%			3.54%
Impact of noninterest-bearing sources			0.15%			0.09%
Net interest margin			3.48%			3.63%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $705 thousand and $487 thousand for the quarters ended June 30, 2016 and June 30, 2015, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Six Months Ended June 30,
	2016			2015
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$38,805	$71	0.36%	$42,799	$42	0.19%
Investment securities	695,971	8,442	2.43%	484,955	6,902	2.84%
Loans held for sale	634,623	12,051	3.81%	727,105	13,616	3.76%
Loans held for investment	3,538,420	78,006	4.40%	2,617,347	57,059	4.38%
Total interest-earning assets	4,907,819	98,570	4.01%	3,872,206	77,619	4.02%
Noninterest-earning assets (2)	426,906			372,737
Total assets	$5,334,725			$4,244,943
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$436,093	981	0.45%	$221,843	509	0.45%
Savings accounts	297,821	509	0.34%	272,102	542	0.41%
Money market accounts	1,237,023	2,953	0.48%	1,106,334	2,375	0.43%
Certificate accounts	932,708	3,716	0.79%	817,141	2,212	0.55%
Total interest-bearing deposits	2,903,645	8,159	0.56%	2,417,420	5,638	0.47%
FHLB advances	921,607	2,881	0.62%	650,620	1,519	0.47%
Federal funds purchased and securities sold under agreements to repurchase	—	—	—%	22,932	28	0.24%
Long-term debt	76,631	1,133	2.80%	61,857	536	1.75%
Total interest-bearing liabilities	3,901,883	12,173	0.63%	3,152,829	7,721	0.49%
Noninterest-bearing liabilities	903,360			679,012
Total liabilities	4,805,243			3,831,841
Shareholders’ equity	529,482			413,102
Total liabilities and shareholders’ equity	$5,334,725			$4,244,943
Net interest income (3)		$86,397			$69,898
Net interest spread			3.38%			3.53%
Impact of noninterest-bearing sources			0.14%			0.09%
Net interest margin			3.52%			3.62%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.2 million and $934 thousand for the six months ended June 30, 2016 and June 30, 2015, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Net interest income	$38,393	$35,646	$32,759	$31,509	$30,645
Provision for credit losses	1,100	1,400	1,900	700	500
Noninterest income	8,181	4,643	8,778	6,884	3,624
Noninterest expense	34,103	36,630	29,542	28,110	29,280
Income (loss) before income taxes	11,371	2,259	10,095	9,583	4,489
Income tax expense (benefit)	4,292	717	1,718	2,783	1,635
Net income (loss)	$7,079	$1,542	$8,377	$6,800	$2,854

Net income, excluding merger-related expenses (net of tax) and bargain purchase gain (1)	$7,745	$4,920	$8,486	$6,288	$5,019
Efficiency ratio (2)	73.22%	90.92%	71.12%	73.22%	85.44%
Core efficiency ratio (1)(3)	71.02%	78.02%	69.95%	73.60%	75.91%
Full-time equivalent employees (ending)	926	903	828	807	757

Net gain on loan origination and sale activities:
Multifamily DUS ® (4)	$3,655	$1,529	$2,384	$1,488	$2,314
Other (5)	935	279	762	422	141
	$4,590	$1,808	$3,146	$1,910	$2,455

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$146,535	$39,094	$53,279	$47,342	$79,789
Other (5)	5,528	—	—	—	—
Loans sold
Multifamily DUS ® (4)	109,394	47,970	63,779	42,333	72,459
Other (5)	$31,813	$—	$—	$—	$—

(1)
Commercial and Consumer Banking segment net income and core efficiency ratios, excluding merger-related items, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 30 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding merger-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Includes multifamily loans originated from sources other than DUS®.

Commercial Mortgage Servicing Income

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Servicing income, net:
Servicing fees and other	$1,871	$1,441	$1,258	$1,181	$1,135
Amortization of multifamily MSRs	(648)	(637)	(551)	(511)	(476)
Commercial mortgage servicing income	$1,223	$804	$707	$670	$659

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Commercial
Multifamily	$1,023,505	$946,191	$924,367	$866,880	$840,051
Other	62,466	62,566	79,513	86,567	83,982
Total commercial loans serviced for others	$1,085,971	$1,008,757	$1,003,880	$953,447	$924,033

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Beginning balance	$15,402	$14,651	$13,379	$12,649	$11,013
Originations	1,612	1,388	1,823	1,241	2,112
Amortization	(648)	(637)	(551)	(511)	(476)
Ending balance	$16,366	$15,402	$14,651	$13,379	$12,649
Ratio of MSR carrying value to related loans serviced for others	1.58%	1.61%	1.54%	1.48%	1.45%
MSR servicing fee multiple (1)	3.62	3.54	3.42	3.34	3.29
Weighted-average note rate (loans serviced for others)	4.68%	4.78%	4.77%	4.82%	4.89%
Weighted-average servicing fee (loans serviced for others)	0.44%	0.45%	0.45%	0.44%	0.44%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Available for sale:
Mortgage-backed securities:
Residential	$139,074	$82,395	$68,101	$91,005	$108,626
Commercial	24,707	24,630	17,851	24,064	13,352
Municipal bonds	335,801	228,924	171,869	187,083	137,250
Collateralized mortgage obligations:
Residential	163,406	112,176	84,497	100,228	80,612
Commercial	116,099	83,822	79,133	43,807	19,271
Corporate debt securities	85,249	80,852	78,736	82,882	82,698
U.S. Treasury	26,020	41,026	40,964	41,013	41,023
Total available for sale	$890,356	$653,825	$541,151	$570,082	$482,832
Held to maturity	38,008	33,256	31,013	31,936	26,713
	$928,364	$687,081	$572,164	$602,018	$509,545
Weighted average duration in years
Available for sale	4.1	3.9	4.2	3.9	3.9

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loans Held for Investment

(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Consumer loans
Single family (1)	$1,218,216	$1,231,707	$1,203,180	$1,171,967	$1,182,542
Home equity and other	309,204	275,405	256,373	237,491	216,635
	1,527,420	1,507,112	1,459,553	1,409,458	1,399,177
Commercial loans
Commercial real estate	762,170	661,932	600,703	563,241	547,571
Multifamily	562,728	543,887	426,557	382,392	366,187
Construction/land development	639,441	629,820	583,160	529,871	454,817
Commercial business	239,077	213,084	154,262	158,135	166,216
	2,203,416	2,048,723	1,764,682	1,633,639	1,534,791
	3,730,836	3,555,835	3,224,235	3,043,097	2,933,968
Net deferred loan fees and costs	779	(979)	(2,237)	(3,232)	(7,516)
	3,731,615	3,554,856	3,221,998	3,039,865	2,926,452
Allowance for loan losses	(32,656)	(31,305)	(29,278)	(26,922)	(25,777)
	$3,698,959	$3,523,551	$3,192,720	$3,012,943	$2,900,675

(1)
Includes $22.4 million, $18.3 million, $21.5 million, $23.8 million and $38.2 million of single family loans that are carried at fair value at June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015 and June 30, 2015, respectively.

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Beginning balance	$32,423	$30,659	$27,887	$26,448	$25,628
Provision for credit losses	1,100	1,400	1,900	700	500
Recoveries, net of charge-offs	478	364	872	739	320
Ending balance	$34,001	$32,423	$30,659	$27,887	$26,448
Components:
Allowance for loan losses	$32,656	$31,305	$29,278	$26,922	$25,777
Allowance for unfunded commitments	1,345	1,118	1,381	965	671
Allowance for credit losses	$34,001	$32,423	$30,659	$27,887	$26,448

Allowance as a % of loans held for investment(1) (2)	0.88%	0.88%	0.91%	0.89%	0.88%
Allowance as a % of nonaccrual loans	207.41%	195.51%	170.54%	138.27%	120.97%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 1.03%, 1.07%, 1.10%, 1.11% and 1.12% at June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015 and June 30, 2015, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Beginning balance	$23,285	$24,699	$27,743	$32,736	$32,798
Additions	5,314	2,401	4,484	2,118	5,919
Reductions:
Recoveries, net of charge-offs	478	364	872	739	320
OREO sales	—	(159)	(916)	(2,756)	(623)
OREO writedowns and other adjustments	—	(393)	(127)	(399)	—
Principal paydown, payoff advances and other adjustments	(2,588)	(918)	(5,925)	(2,587)	(4,904)
Transferred back to accrual status	(46)	(2,709)	(1,432)	(2,108)	(774)
Total reductions	(2,156)	(3,815)	(7,528)	(7,111)	(5,981)
Net additions (reductions)	3,158	(1,414)	(3,044)	(4,993)	(62)
Ending balance(1)	$26,443	$23,285	$24,699	$27,743	$32,736

(1)
Includes $2.6 million, $2.6 million, $1.2 million, $1.5 million and $1.2 million of nonperforming loans guaranteed by the SBA at June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015 and June 30, 2015, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets

(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Nonaccrual loans	$15,745	$16,012	$17,168	$19,470	$21,308
Other real estate owned	10,698	7,273	7,531	8,273	11,428
Total nonperforming assets(1)	$26,443	$23,285	$24,699	$27,743	$32,736
Nonaccrual loans as a % of total loans	0.42%	0.45%	0.53%	0.64%	0.73%
Nonperforming assets as a % of total assets	0.45%	0.43%	0.50%	0.56%	0.67%

(1)
Includes $2.6 million, $2.6 million, $1.2 million, $1.5 million and $1.2 million of nonperforming loans guaranteed by the SBA at June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015, respectively.

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

June 30, 2016
Total loans held for investment	$8,102	$4,622	$46,532	$59,256	$3,671,580	$3,730,836
Less: FHA/VA loans(1)	5,826	3,785	30,787	40,398	61,012	101,410
Less: guaranteed portion of SBA loans(2)	—	—	2,601	2,601	9,654	12,255
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,276	$837	$13,144	$16,257	$3,600,914	$3,617,171
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.06%	0.02%	0.36%	0.45%	99.55%	100.00%

December 31, 2015
Total loans held for investment	$8,503	$3,935	$53,781	$66,219	$3,158,016	$3,224,235
Less: FHA/VA loans(1)	5,762	2,293	36,595	44,650	55,210	99,860
Less: guaranteed portion of SBA loans(2)	—	—	1,177	$1,177	$8,384	$9,561
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$2,741	$1,642	$16,009	$20,392	$3,094,422	$3,114,814
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.09%	0.05%	0.51%	0.65%	99.35%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Accrual (1)	$83,818	$84,595	$84,411	$89,369	$106,390
Nonaccrual	4,112	3,686	3,931	3,594	2,941
Total TDRs	$87,930	$88,281	$88,342	$92,963	$109,331

(1)
Includes single family consumer loan balances insured by the FHA or guaranteed by the VA of $37.1 million, $32.9 million, $29.6 million, $29.1 million and $28.4 million at June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015 and June 30, 2015, respectively.

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Recorded investment of re-defaults(1)	$2,460	$271	$—	$620	$220

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$504,988	$452,267	$370,523	$372,070	$387,899
Interest-bearing transaction and savings deposits:
NOW accounts	518,132	495,467	408,477	452,482	453,366
Statement savings accounts due on demand	300,070	300,952	292,092	296,983	300,214
Money market accounts due on demand	1,366,581	1,244,064	1,155,464	1,140,660	1,134,687
Total interest-bearing transaction and savings deposits	2,184,783	2,040,483	1,856,033	1,890,125	1,888,267
Total transaction and savings deposits	2,689,771	2,492,750	2,226,556	2,262,195	2,276,166
Certificates of deposit	1,139,249	901,559	732,892	719,208	753,327
Noninterest-bearing accounts - other	410,135	428,718	272,505	326,290	293,160
Total deposits	$4,239,155	$3,823,027	$3,231,953	$3,307,693	$3,322,653

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	11.9%	11.8%	11.5%	11.2%	11.7%
Interest-bearing transaction and savings deposits:
NOW accounts	12.2	13.0	12.6	13.7	13.6
Statement savings accounts due on demand	7.1	7.9	9.0	9.0	9.0
Money market accounts due on demand	32.2	32.5	35.8	34.5	34.2
Total interest-bearing transaction and savings deposits	51.5	53.4	57.4	57.2	56.8
Total transaction and savings deposits	63.4	65.2	68.9	68.4	68.5
Certificates of deposit	26.9	23.6	22.7	21.7	22.7
Noninterest-bearing accounts - other	9.7	11.2	8.4	9.9	8.8
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Net interest income	$6,089	$5,045	$6,981	$8,125	$7,585
Noninterest income	94,295	67,065	56,631	60,584	69,363
Noninterest expense	76,928	64,723	63,183	63,916	63,055
Income before income taxes	23,456	7,387	429	4,793	13,893
Income tax expense	8,786	2,522	128	1,632	4,371
Net income	$14,670	$4,865	$301	$3,161	$9,522

Efficiency ratio (1)	76.63%	89.76%	99.33%	93.02%	81.94%
Full-time equivalent employees (ending)	1,409	1,361	1,311	1,293	1,207

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$2,261,599	$1,573,148	$1,648,735	$1,934,151	$2,022,656
Single family mortgage interest rate lock commitments(2)	$2,361,691	$1,803,703	$1,340,148	$1,806,767	$1,882,955
Single family mortgage loans sold(2)	$2,173,392	$1,471,583	$1,830,768	$1,965,223	$1,894,387

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

Mortgage Banking Net Gain on Sale to the Secondary Market

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Net gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$73,685	$54,127	$37,727	$49,613	$61,884
Loan origination and funding fees	7,355	5,328	5,769	6,362	5,635
Total mortgage banking net gain on mortgage loan origination and sale activities(1)	$81,040	$59,455	$43,496	$55,975	$67,519

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	312	300	281	275	316
Loan origination and funding fees / retail mortgage originations(4)	35	36	38	36	31
Composite Margin	347	336	319	311	347	(5)

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination and funding fees is stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

(5)
In the second quarter of 2015, we recognized an additional $2.4 million of gain on mortgage loan origination and sale revenue related to the correction of an error in the mortgage loan pipeline valuation. The Composite Margin in the table above has been adjusted to eliminate the impact of this correction.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Servicing income, net:
Servicing fees and other	$11,531	$11,089	$10,683	$9,955	$8,922
Changes in fair value of single family MSRs due to modeled amortization (1)	(7,758)	(7,257)	(7,313)	(8,478)	(9,012)
	3,773	3,832	3,370	1,477	(90)
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(14,055)	(28,214)	14,779	(19,396)	18,483
Net gain (loss) from derivatives economically hedging MSR	22,241	31,707	(5,321)	22,017	(17,221)
	8,186	3,493	9,458	2,621	1,262
Mortgage Banking servicing income	$11,959	$7,325	$12,828	$4,098	$1,172

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Single family
U.S. government and agency	$16,433,411	$15,302,363	$14,628,596	$13,590,706	$12,361,841
Other	640,109	678,569	719,215	680,481	618,204
Total single family loans serviced for others	$17,073,520	$15,980,932	$15,347,811	$14,271,187	$12,980,045

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015

Beginning balance	$133,449	$156,604	$132,701	$140,588	$110,709
Additions and amortization:
Originations	19,264	12,316	16,437	19,984	20,405
Purchases	—	—	—	3	3
Changes due to modeled amortization (1)	(7,758)	(7,257)	(7,313)	(8,478)	(9,012)
Net additions and amortization	11,506	5,059	9,124	11,509	11,396
Changes in fair value due to changes in model inputs and/or assumptions (2)	(14,055)	(28,214)	14,779	(19,396)	18,483
Ending balance	$130,900	$133,449	$156,604	$132,701	$140,588
Ratio of MSR carrying value to related loans serviced for others	0.77%	0.84%	1.03%	0.93%	1.08%
MSR servicing fee multiple (3)	2.67	2.91	3.59	3.21	3.72
Weighted-average note rate (loans serviced for others)	4.05%	4.07%	4.08%	4.09%	4.10%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.29%	0.29%	0.29%	0.29%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.
Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Six Months Ended
(dollars in thousands, except share data)	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Jun. 30, 2016	Jun. 30, 2015

Shareholders' equity	$559,603	$529,132	$465,275	$460,458	$447,726	$559,603	$447,726
Less: Goodwill and other intangibles	(28,861)	(29,126)	(20,266)	(20,250)	(20,778)	(28,861)	(20,778)
Tangible shareholders' equity	$530,742	$500,006	$445,009	$440,208	$426,948	$530,742	$426,948

Common shares outstanding	24,821,349	24,550,219	22,076,534	22,061,702	22,065,249	24,821,349	22,065,249

Book value per share	$22.55	$21.55	$21.08	$20.87	$20.29	$22.55	$20.29
Impact of goodwill and other intangibles	(1.17)	(1.18)	(0.92)	(0.92)	(0.94)	(1.17)	(0.94)
Tangible book value per share	$21.38	$20.37	$20.16	$19.95	$19.35	$21.38	$19.35

Average shareholders' equity	$548,080	$510,883	$470,635	$460,489	$455,721	$529,482	$413,102
Less: Average goodwill and other intangibles	(28,946)	(26,645)	(20,195)	(20,596)	(21,135)	(27,796)	(18,929)
Average tangible shareholders' equity	$519,134	$484,238	$450,440	$439,893	$434,586	$501,686	$394,173

Return on average shareholders’ equity	15.87%	5.02%	7.38%	8.65%	10.86%	10.64%	10.98%
Impact of goodwill and other intangibles	0.89%	0.27%	0.33%	0.41%	0.53%	0.58%	0.53%
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.49%	2.64%	0.09%	(0.44)%	1.90%	1.52%	1.66%
Return on average tangible shareholders' equity	16.76%	5.29%	7.71%	9.06%	11.39%	11.22%	11.51%

Return on average shareholders' equity	15.87%	5.02%	7.38%	8.65%	10.86%	10.64%	10.98%
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.49%	2.64%	0.09%	(0.44)%	1.90%	1.52%	1.66%
Return on average shareholders' equity, excluding merger-related expenses (net of tax) and bargain purchase gain	16.36%	7.66%	7.47%	8.21%	12.76%	12.16%	12.64%

Return on average assets	1.54%	0.51%	0.71%	0.83%	1.06%	1.06%	1.07%
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.05%	0.27%	0.01%	(0.05)%	0.19%	0.15%	0.16%
Return on average assets, excluding merger-related expenses (net of tax) and bargain purchase gain	1.59%	0.78%	0.72%	0.78%	1.25%	1.21%	1.23%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding merger-related items, net of tax, noninterest income and noninterest expense, excluding merger-related items, diluted earnings per share, excluding merger-related items, net of tax, and Commercial and Consumer Banking segment net income, excluding merger-related items, net of tax. We refer to these measurements as “Core” measurements. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended					Six Months Ended
(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec. 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Jun. 30, 2016	Jun. 30, 2015

Consolidated results:
Net income	$21,749	$6,407	$8,678	$9,961	$12,376	$28,156	$22,680
Impact of merger-related expenses (net of tax) and bargain purchase gain	666	3,378	109	(512)	2,165	4,044	3,421
Net income, excluding merger-related expenses (net of tax) and bargain purchase gain	$22,415	$9,785	$8,787	$9,449	$14,541	$32,200	$26,101

Net interest income	$44,482	$40,691	$39,740	$39,634	$38,230	$85,173	$68,964

Noninterest income	$102,476	$71,708	$65,409	$67,468	$72,987	$174,184	$148,360
Impact of bargain purchase gain	—	—	(381)	(796)	79	—	(6,549)
Noninterest income, excluding bargain purchase gain	$102,476	$71,708	$65,028	$66,672	$73,066	$174,184	$141,811

Noninterest expense	$111,031	$101,353	$92,725	$92,026	$92,335	$212,384	$181,817
Impact of merger-related expenses	(1,025)	(5,198)	(754)	(437)	(3,208)	(6,223)	(15,373)
Noninterest expense, excluding merger-related expenses	$110,006	$96,155	$91,971	$91,589	$89,127	$206,161	$166,444

Efficiency ratio	75.55%	90.17%	88.18%	85.92%	83.02%	81.89%	83.66%
Impact of merger-related expenses and bargain purchase gain	(0.69)%	(4.62)%	(0.39)%	0.24%	(2.94)%	(2.40)%	(4.69)%
Core efficiency ratio, excluding merger-related expenses and bargain purchase gain	74.86%	85.55%	87.79%	86.16%	80.08%	79.49%	78.97%

Diluted earnings per common share	$0.87	$0.27	$0.39	$0.45	$0.56	$1.15	$1.14
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.03	0.14	—	(0.03)	0.09	0.17	0.18
Diluted earnings per common share, excluding merger-related expenses (net of tax) and bargain purchase gain	$0.90	$0.41	$0.39	$0.42	$0.65	$1.32	$1.32

Return on average tangible shareholders' equity	16.76%	5.29%	7.71%	9.06%	11.39%	11.22%	11.51%
Impact of merger-related expenses (net of tax) and bargain purchase gain	0.51%	2.79%	0.09%	(0.47)%	1.99%	1.62%	1.73%
Return on average tangible shareholders' equity, excluding merger-related expenses (net of tax) and bargain purchase gain	17.27%	8.08%	7.80%	8.59%	13.38%	12.84%	13.24%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended					Six Months Ended
(in thousands)	Jun. 30, 2016	Mar. 30, 2016	Dec 31, 2015	Sept. 30, 2015	Jun. 30, 2015	Jun. 30, 2016	Jun. 30, 2015

Commercial and Consumer Banking Segment results:
Net income	$7,079	$1,542	$8,377	$6,800	$2,854	$8,621	$2,840
Impact of merger-related expenses (net of tax) and bargain purchase gain	666	3,378	109	(512)	2,165	4,044	3,421
Net income, excluding merger-related expenses (net of tax) and bargain purchase gain	$7,745	$4,920	$8,486	$6,288	$5,019	$12,665	$6,261

Net interest income	$38,393	$35,646	$32,759	$31,509	$30,645	$74,039	$55,752

Noninterest income	$8,181	$4,643	$8,778	$6,884	$3,624	$12,824	$13,705
Impact of bargain purchase gain	—	—	(381)	(796)	79	—	$(6,549)
Noninterest income, excluding bargain purchase gain	$8,181	$4,643	$8,397	$6,088	$3,703	$12,824	$7,156

Noninterest expense	$34,103	$36,630	$29,542	$28,110	$29,280	$70,733	$64,946
Impact of merger-related expenses	(1,025)	(5,198)	(754)	(437)	(3,208)	(6,223)	(15,373)
Noninterest expense, excluding merger-related expenses	$33,078	$31,432	$28,788	$27,673	$26,072	$64,510	$49,573

Efficiency ratio	73.22%	90.92%	71.12%	73.22%	85.44%	81.43%	93.51%
Impact of merger-related expenses and bargain purchase gain	(2.20)%	(12.90)%	(1.17)%	0.38%	(9.53)%	(7.16)%	(14.71)%
Core efficiency ratio, excluding merger-related expenses and bargain purchase gain	71.02%	78.02%	69.95%	73.60%	75.91%	74.27%	78.80%